Exhibit 99.1

FOR IMMEDIATE RELEASE

May 1, 2015

BARINGTON/HILCO ACQUISITION CORP.

ANNOUNCES RESIGNATION OF JAMES A. MITAROTONDA AS CEO

New York, NY, May 1, 2015 – Barington/Hilco Acquisition Corp. (Nasdaq: BHACU) (the "Company") announced today that James A. Mitarotonda has resigned his position as Chief Executive Officer of the Company. Mr. Mitarotonda will continue to serve as Chairman of the Company’s Board. The Company’s Board has appointed Cory Lipoff as Chief Executive Officer, effective immediately.

Mr. Mitarotonda served as the Company’s Chief Executive Officer and Chairman of the Board since its inception in July 2014.

Mr. Lipoff has been a trusted and passionate advisor to retailers on strategic and financial performance issues for over 30 years. He currently serves as Executive Vice President and a Principal in Hilco Merchant Resources, a division of Hilco Global, and a respected advisor to retail companies. He has assisted numerous retailers around the world to create significant shareholder value across all key retail sectors, including department store, specialty apparel and hard lines, big box and grocery.

A recognized expert in bankruptcy, corporate reorganization and restructurings, Cory specializes in structuring and implementing sophisticated asset redeployment strategies for retailers. Prior to joining Hilco in 2000, Cory was a Partner in bankruptcy/commercial law at Jones-Day and has served as Chairman of the Compensation Committee on the board of directors of Loehmann’s and has served on the board of advisors for the University of Florida, Miller Retail Center.

James A. Mitarotonda stated “I know that Barington/Hilco Acquisition Corp. will be in good hands under Cory’s leadership, who has been working with me and our team on all aspects of the Company, including our efforts to identify a transaction that will create meaningful value for shareholders. I look forward to continuing to work with him in my capacity as Chairman of the Board.”

About Barington/Hilco Acquisition Corp.

Barington/Hilco Acquisition Corp. is a Delaware corporation formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company's efforts to identify target businesses will not be limited to a particular industry or geographic region, though it intends to initially focus its search on consumer focused businesses located in the United States, including, without limitation, retail, apparel, footwear and consumer products companies.

Forward-Looking Statements

This press release includes "forward-looking statements" that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect the Company’s management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Company's prospectus for its offering filed with the Securities and Exchange Commission. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

CONTACT:

Jared L. Landaw

Barington/Hilco Acquisition Corp.

(212) 974-5710

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